July 18, 2013

Oppenheimer Global Multi-Strategies Fund

Denver, CO

Ladies and Gentlemen:

We have audited the consolidated statement of assets and liabilities of Oppenheimer Global Multi-Strategies Fund (the “Fund”), including the statement of investments, as of May 31, 2013, and the related statement of operations for the year then ended, the statements of changes in net assets for each of the years in the two-year period then ended, and the financial highlights for each of the years or periods in the five-year period then ended, and have reported thereon under date of July 18, 2013. The aforementioned consolidated financial statements and our audit report thereon are included in the Fund’s annual report on Form N-CSR for the year ended May 31, 2013. As stated in Note 1 to those financial statements, the Fund changed its method of accounting for its investment in a wholly-owned Cayman subsidiary from including the subsidiary as an unconsolidated investment of the Fund on the statement of investments and statement of assets and liabilities to consolidating the subsidiary. Note 1 to the financial statements also states that the newly adopted accounting principle is preferable in the circumstances because it is a more effective method of providing transparency into the Fund’s holdings and operations. Note 1 also states that the staff of the Securities and Exchange Commission has recently commented on their preference to have wholly-owned Cayman investment funds consolidated into the parent fund’s financial statements. In accordance with your request, we have reviewed and discussed with Fund officials the circumstances and business judgment and planning upon which the decision to make this change in the method of accounting was based.

With regard to the aforementioned accounting change, authoritative criteria have not been established for evaluating the preferability of one acceptable method of accounting over another acceptable method. However, for purposes of the Fund’s compliance with the requirements of the Securities and Exchange Commission, we are furnishing this letter.

Based on our review and discussion, with reliance on management’s business judgment and planning, we concur that the newly adopted method of accounting is preferable in the Fund’s circumstances.

Very truly yours,

KPMG LLP